Exhibit 23.1


                       CONSENT OF FRANK L. SASSETTI & CO.


We hereby consent to the reference in this registration statement of our report dated February 24, 2006 on the financial statements of Atlas Futures Fund, Limited Partnership for the two years ended December 31, 2005, and of our report dated March 22, 2006 on the financial statements of Ashley Capital Management, Inc. for the two years ended December 31, 2005, and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in ac1counting and auditing.



						/s/ Frank L. Sassetti & Co.


						__________________________________


July 3, 2007
Oak Park, Illinois